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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
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      This filing consists of the script used on the Inter-Tel (Delaware), Incorporated 2006 third quarter earnings results conference call and web cast presented by Inter-Tel management after the close of the stock market on October 19, 2006.
Conference Call / Web Cast Script

Inter-Tel 2006 3rd Quarter Earnings Results
Conference call and Web Cast dated October 19, 2006
NORMAN STOUT: Good afternoon, this is Norman Stout, Inter-Tel’s Chief Executive Officer. With me today are Craig Rauchle, President and Chief Operating Officer, Jeff Ford, Divisional President and Chief Technology Officer, John Gardner, General Counsel, and Kurt Kneip, Senior Vice President and Chief Financial Officer. Before we begin, I ask John Gardner, General Counsel, to read the prefacing statement to this call.
JOHN GARDNER: During the course of this conference call we may make projections or other forward-looking statements regarding future events or the future financial performance of the company. We wish to caution you that such statements are just predictions and that actual events or results may differ materially. We refer you to the documents the company files from time to time with the Securities and Exchange Commission, specifically the company’s last filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements.
NORMAN STOUT: COMMENTS REGARDING THE NATURE OF THIS CALL.
Before we present our third quarter financial results and open up the call for your questions, I’d like to provide a brief update on our ongoing review of strategic options and our upcoming Special Meeting of Stockholders to be held on October 24, 2006.
As I’m sure you know, at the Special Meeting, which is being held at the request of Inter-Tel’s former CEO Steven G. Mihaylo, stockholders will be asked to consider Mr. Mihaylo’s resolution that would “urge the Board to arrange for the prompt sale of the Company to the highest bidder.”
The Special Committee of the Board of Directors opposes the Mihaylo resolution and urges stockholders to vote against the resolution. As we have indicated in our proxy materials, we believe that the resolution is designed to help Mr. Mihaylo and his associates acquire the company at a price that we, with the assistance of our financial advisors, have determined is inadequate and not in the best interests of Inter-Tel stockholders other than Mr. Mihaylo.
We are currently pursuing a strategic plan that we believe, over the long term, will create greater stockholder value than the sale of the Company at this time. We are implementing that plan and believe that the Company and its stockholders will soon begin to recognize the benefits of our plan. At the same time, because we are committed to maximizing value for all our stockholders, we are actively exploring Inter-Tel’s strategic options with the assistance of our financial advisors.
We believe that there is no reason for stockholders to support the Mihaylo resolution. During the past few weeks, I have had the opportunity to speak directly with many of Inter-Tel’s stockholders, and I have been encouraged that many of you agree with us, and support the company and its strategic vision. We are also encouraged that three of the leading proxy advisors, ISS , Glass Lewis and Proxy Governance, recently agreed that the company should be allowed to continue to explore alternatives to maximize stockholder value and have recommended that Inter-Tel stockholders vote AGAINST the Mihaylo Resolution using the Company’s WHITE proxy card.
With that, I would like to remind you that the purpose of today’s conference call is to discuss our third quarter results and I would ask that you please focus your questions accordingly.
NORMAN: CONTINUE WITH INTRODUCTORY PRESENTATION
And now we will discuss our results. Before Kurt presents the detailed financial results, I would like to point out some trends:
•	System sales below 100 lines: The 5000 family continued to grow. Over 75% of the systems sold under-100 lines are now from the 5000 family. While the 5000 system sales in this line size grew over 9% in Q3 over Q2 (2006), total systems sold under 100 lines were roughly flat, reflecting the decline in digital systems.

•	Systems sales greater than 100 lines continued to decline, but the decline was less than the three prior quarters as we began to sell Version 2 of the 5000. Sales of Version 2 did not meet expectations for the quarter as we had to regain momentum in this line size. Proposals in late Q3 and early Q4 show more promise for larger line sizes and we are cautiously optimistic here.

•	Our direct sales offices had the highest new systems revenue since Q2 2005, reflecting the success of the 5000 family of products.

•	Our new “One Inter-Tel” value proposition whereby we are channel agnostic is paying off, as we saw dealer revenues and systems sold increase year over year. We think our One Inter-Tel approach will continue to show positive results with our exclusive dealers and also the non-exclusive dealers.

•	Gross margins declined year over year, but increased from Q2. System sales > 100 lines typically have more software solutions and as such have higher margins. Additionally, our direct sales offices tend to sell larger line size systems so they have been hurt by some customers waiting on version 2 of the 5000 and now should begin to see increases.

•	We have begun to see more sales from our DataNet group — while this is a low margin business the good news is it shows us making more progress in data and converged networks. In addition, the DataNet group is an integral part of the One Inter-Tel plan as we offer more services, including network analysis, to our channel partners.

•	Our Network Service group continues to show consistent growth.

•	Despite the distractions caused by the Vector/Mihaylo group, these financial results show the tenacity and passion our people have for the business and that our plans are beginning to show positive results.
At this time I will turn it over to Kurt to present the financial results.
KNEIP REPORT: FINANCIAL RESULTS FOR THE 3RD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006, COMPARED TO THE CORRESPONDING PERIODS ENDED SEPTEMBER 30, 2005.
The information presented today contains non-GAAP financial measures. A reconciliation of GAAP to Non-GAAP Pro Forma results is available in our earnings announcement on our website. Selected financial information is presented “with and without” the impact of (1) tax benefits resulting from reducing the valuation allowance for certain state net operating loss carryforwards and eliminating certain tax contingencies for which the contingency period has expired, (2) FAS 123R costs, (3) Legal Expenses incurred during the first quarter of 2006 associated with the Legal settlement recorded in the fourth quarter of 2005, (4) costs associated with the proxy battle and ongoing process of managing actions taken by Mr. Mihaylo and his investment team to acquire the company, including additional professional fees, legal expenses, director fees (including cash paid in lieu of stock options based on new directors), and related costs (collectively, “proxy battle and related costs”), (5) the effect of costs associated with a legal judgment, legal settlement, and related legal costs incurred during the 3rd quarter of 2005, and (6) the effect of the write-off of the in-process research and development (IPRD) associated with the Lake acquisition completed in the first quarter of 2005 totaling $2.6 million.
(1) TAX BENEFITS. The effective income tax rate for 2006 as currently calculated includes the impact of the utilization of state net operating loss carryforwards (NOLs) that were previously reserved through valuation allowances, as well as the release of certain tax reserves. Based on a pattern of recent utilizations of the certain state NOLs due to higher taxable income in these states and the expected future utilization of certain remaining NOLs, the Company removed the valuation allowance on these NOLs and has included the tax benefit of such NOLs in the current tax rate. In addition, the Company released reserves based on the expiration of certain contingent tax liabilities. The total effect of these two items (collectively, “tax benefits”) was a tax benefit of approximately $2.1 million for the quarter and nine months ended September 30, 2006.
(2) 2006 FAS 123R COSTS
•	2006 results include costs associated with expensing of stock options and ESPP shares. Q3 2006 costs totaled $1.25 million before income taxes, which is spread between COGS, R&D and SG&A in our financial statements for the quarter.

•	2006 YTD FAS 123R costs totaled $3.4 million before income taxes.
(3) Q1 2006 Legal settlement costs. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs during the quarter ended March 31, 2006 relating to this matter. Such period costs included attorney’s fees and expenses related to the settlement recorded in the fourth quarter of 2005.

(4) 2006 LEGAL, PROFESSIONAL, DIRECTOR AND RELATED COSTS (excluding time and efforts incurred by Inter-Tel management) ASSOCIATED WITH THE PROXY BATTLE AND SUBSEQUENT TRANSACTION PROPOSALS AND REQUEST FOR A SPECIAL STOCKHOLDERS’ MEETING BY MR. MIHAYLO AND HIS INVESTMENT GROUP.
•	2006 results include costs incurred during the third quarter and nine months ended September 30, 2006 totaled $2.8 million and $4.8 respectively, associated with these events, including $294K paid in cash during the second quarter to non-employee directors in lieu of Director Stock Options based on a shortfall of stock options available pursuant to the 1990 Director Stock Option Plan (the shortfall was the result of the additional of 3 new directors in connection with the Mihaylo settlement).
(5) Q3 2005 COSTS ASSOCIATED WITH A LEGAL JUDGMENT, LEGAL SETTLEMENT, AND RELATED LEGAL COSTS
•	2005 3rd quarter GAAP results include pre-tax costs associated with a legal judgment, legal settlement, and related legal costs totaling $10.4 million.
(6) Q1 2005 IN-PROCESS RESEARCH & DEVELOPMENT (IPRD) WRITE-OFF
•	2005 GAAP results include a write-off of IPRD of $2.6 million associated with the Lake acquisition.
SALES
•	Sales for the 3rd quarter were $117.0 million, compared to $111.3 million for the same period in 2005, or an increase of 5.1%.

•	YTD 2006 Sales increased 2.3% to $339.9M, compared to $332.2 for 2005.

•	Higher relative net sales during the quarter were primarily the result of:
1.	We experienced higher revenues in all divisions during the 3rd quarter except for our government & national accounts and international operations:
•	Direct sales offices (including Lease financing) increased 4.1% compared to 2005.

•	Government, National and Education Accounts decreased 7.4%

•	DataNet increased 26.9%.

•	Dealer network and distribution sales increased 10.0%.

•	Revenues from the local, long distance and network services (including NSA) increased 6.1% compared to 2005.

•	Total International revenues (including Lake) decreased 4.7% compared to 2005.
2.	We experienced some discounting during the quarter in our direct sales offices (competitive issues, product transition, softness in telecom industry, etc.) and we recognized a lower comparable of percentage of financed sales from our captive lease company, which impacted not only sales, but also gross profit and operating margins.
GROSS PROFIT and GROSS MARGINS
•	Gross Profit increased 3.1% to $58.0 million for the third quarter, compared to $56.3 million in Q3 2005. The Gross Margin percentage for the third quarter of 2006 decreased to 49.6%, compared to 50.5% for the third quarter of 2005.

•	Non-GAAP pro forma Gross Margin percentage was 49.6% in the third quarter of 2006 (same % with and without the impact of FAS 123R expenses in cost of sales).

•	YTD Gross Profit decreased 1.3% to $168.1 million, compared to $170.3 million in 2005. The 2006 YTD Gross Margin percentage decreased to 49.4%, compared to 51.3% for 2005.

•	Non-GAAP pro forma 2006 YTD Gross Margin percentage was 49.5% (up .1% excluding the impact of FAS 123R expenses in cost of sales).

•	Gross profit for the third quarter of 2006 was higher than 2005 due primarily to higher sales volumes.

•	Gross margins for the third quarter of 2006 were lower than 2005 due in part to:
1.	Lower product margins in our international dealer and distribution sales partially offset by increased sales in the direct offices.

2.	Mix of products and services sold: selling fewer larger line size systems, which traditionally have a higher software content,

3.	Sales increases in divisions that generate lower gross margins, including long distance resale and DataNet.

4.	Offset in part by:
a.	increased revenues from direct sales offices (including Lease financing), which generally have higher gross margin percentages than other divisions, and

b.	despite a slightly lower proportion of recurring revenues from existing customers in our direct sales offices, which typically generate higher gross margin percentages relative to net sales from new installations
5.	Product transition; some lower margins on new 5000 series products relative to historical margins on Axxess products; achievement of higher volumes could reduce future manufacturing costs of new products.

6.	Limited sales discounts on product and service revenues, in part related to the introduction of and transition to new products, as well as competitive pressures
RESEARCH AND DEVELOPMENT
•	R&D expenses increased 5.0% to $8.7 million, or 7.4% of consolidated net sales in Q3 2006, compared to $8.3 million, or 7.4% of net sales in Q3 2005. R&D costs increased compared to Q3’05, primarily due to:
•	Increased costs attributable to FAS 123R expensing of stock options and ESPP shares ($338K in Q3 2006 compared to $0 in 2005);

•	Excluding FAS123R, costs increased 1.0% ($0.08M) during the period due to the increased costs incurred in connection with 7000 series beta sites
•	Non-GAAP pro forma R&D was $8.4 million, or 7.1% of net sales in the third quarter of 2006, an increase of 1.0% excluding the impact of FAS 123R expenses compared to the same period in 2005.

•	Inter-Tel continues its focus on product development and investment in R&D.

•	YTD R&D dollars were $25.8M, or 7.6% of net sales in 2006, compared to $25.5M, or 7.7% of net sales in 2005. Excluding FAS 123R, costs decreased 2.2% ($0.6M) to $25.5M during the period.
2005 IN-PROCESS RESEARCH & DEVELOPMENT WRITE-OFF:
•	The IPRD write-off in Q1 2005 associated with the Lake acquisition totaled approximately $2.6M, or $0.10 per diluted share (no income tax deduction on this write-off due to stock purchase in Ireland).
SELLING, GENERAL & ADMINISTRATIVE EXPENSES (excluding Amortization)
•	GAAP Q3 2006 SG&A (including FAS 123R costs and proxy battle and related costs) increased 13.2% to $41.9M compared to $37.0M for the same quarter in 2005, and increased as a percentage of net sales from 33.2% in Q3 2005 to 35.8% in 2006.

•	Non-GAAP pro forma SG&A (excluding FAS 123R expenses and proxy battle and related costs noted above) increased 3.4% to $38.2M, but declined as a percentage of net sales to 32.7% in the third quarter of 2006, compared to 33.2% of net sales in Q3 2005.

•	YTD 2006 SG&A, excluding the Q1 legal costs associated with the Q4 2005 settlement (discussed in greater detail above), decreased to $113.5M (33.4% of net sales) from $116.0M (34.9% of net sales) for 2005.

•	Non-GAAP pro forma SG&A (excluding FAS 123R and Q3 proxy battle and related costs noted above of $3.6M) increased in dollars in the third quarter of 2006 compared to the same period in 2005, but decreased as a percentage of net sales, attributable in part to:
1.	Overall GAAP SG&A expenses increased due to additional SFAS 123R expenses and costs associated with the “proxy contest” and related expenses.

2.	Higher sales volume led to higher costs, but lower costs as a percentage of net sales.

3.	Higher costs associated with exploring strategic alternatives.

4.	Profit sharing increased by $0.4M.

5.	Consolidated Depreciation costs (some of which is included in COGS and R&D) increased to $2.4M in Q3 2006 compared to $2.3M in Q3 2005 (4.3%).

6.	SG&A personnel decreased by approximately 90 people compared to the Q3 2005.

7.	Bad debts decreased $0.3M during Q3 2006 compared to Q3 2005.
AMORTIZATION
•	Q3 2006 Amortization costs totaled $1.2M in both 2006 and 2005.

•	YTD Amortization costs increased 14.5% in 2006 to $3.5 million compared to $3.1 million in 2005 as a result of the additional amortization from purchased technology, as well as two additional months in 2006 of amortization of purchased intangible assets arising from the March 2005 Lake acquisition, offset in part by full amortization of certain previously purchased intangibles.

INCOME FROM OPERATIONS
•	Q3 2006 GAAP Operating income was $6.3 million compared to an operating loss of $0.6 million in Q3 2005, representing an increase of $6.8 million.

•	Non-GAAP Pro Forma Operating Income (excluding FAS 123R, proxy battle and related costs) was 10.3 million in the third quarter of 2006.

•	YTD 2006 GAAP Operating income increased 31.7% to $16.9 million, compared to $12.9 million in 2005.

•	Non-GAAP YTD Operating Income (excluding FAS 123R, proxy battle and related costs, Q1 legal expenses and Q1 2005 IPRD charge) was $26.4 million in 2006 compared to $25.8 million in 2005 (excluding pre-tax costs associated with a legal judgment, legal settlement, and related legal costs).
OTHER INCOME & EXPENSES
•	Total other income and expenses in Q3 2006 was $1.8 million compared to $0.9 million in Q3 2005:
1.	Interest and other income increased $0.7 million in 2006 compared to 2005;

2.	We recorded foreign transaction gains of $139,000 in Q3 2006 compared to losses of $37,000 in 2005 (a net increase of $176,000); and

3.	Interest expense was nominal in both periods at $57,000 in Q3 2006, compared to $19,000 in 2005.
NET INCOME & EPS (and non-GAAP Disclosures)
•	GAAP Net income in Q3 2006 was $7.5 million, compared to $0.7 million for the same period in 2005.

•	Non-GAAP Pro Forma Net Income, excluding the tax benefits, FAS 123R, proxy battle and related costs in Q3 2006, was $8.1 million, compared to $7.1 million in 2005, excluding costs associated with a legal judgment, legal settlement, and related legal costs.

•	GAAP Net income for the nine months ended September 30, 2006 increased 60.5% to $15.5 million, compared to $9.6 million for the same period in 2005.

•	Non-GAAP Pro Forma Net Income for the nine months ended September 30, 2006, excluding the tax benefits, FAS 123R, proxy battle and related costs, and Legal costs in 2006, totaled $19.9 million, compared to $18.6 million in 2005, excluding the IPRD charge associated with the Lake acquisition and costs associated with the 2005 legal judgment, legal settlement, and related legal costs.

•	GAAP EPS was $0.27 per diluted share in Q3 2006, including tax benefits, FAS 123R, proxy battle and related costs, compared to $0.03 per diluted share in the third quarter of 2005.

•	Non-GAAP Pro Forma EPS for Q3 2006, excluding the tax benefits, FAS 123R, proxy battle and related costs, was $0.30 per diluted share, compared to $0.26 per diluted share for 2005, excluding the IPRD charge associated with the Lake acquisition and the 2005 legal judgment, legal settlement, and related legal costs.

•	Non-GAAP YTD EPS, excluding the tax benefits, FAS 123R, proxy battle and related costs, and Q1 legal costs, reached $0.73 per diluted share, compared to $0.68 per diluted share for 2005, excluding the IPRD charge associated with the Lake acquisition and costs associated with the 2005 legal judgment, legal settlement, and related legal costs.

•	INCOME TAXES: The Q3 GAAP effective tax rate was 7.1% in the third quarter of 2006. The low rate compared to historical or statutory rates is primarily a result of reducing the valuation allowance for certain state net operating loss carry forwards and eliminating certain tax contingencies for which the contingency expired during the quarter. These tax benefits totaled approximately $2.1 million for the quarter. Our rate has also been reduced as a result of an increasing portion of our income coming from foreign sources at lower tax rates. The rate reduction is partially offset by lower tax benefits received from 2006 FAS 123R expenses and the elimination of the R&D credit. The YTD GAAP effective tax rate decreased from 38.6% in 2005 to 26.6% in 2006, primarily due to the impact of the tax benefits just described for the quarter.

•	We currently anticipate the 2006 pro forma effective tax rate for the remainder of 2006 to be in the range of 35-37%, presuming (1) the R&D credit will not be extended, and the following may impact the overall percentage: (a) FAS 123R calculations, (b) earnings from foreign operations, (c) tax exempt earnings levels, and (d) changes to deferred tax balances and true-ups of provision to actual tax calculations for year-end 2005.

Preliminary Selected Balance Sheet and Cash Flow Information
•	Cash and short-term investments increased to 197.0 million, compared to $167.5 million at 12-31-05, primarily due to cash generated from operations and stock option exercises, offset by CAPEX and cash dividends paid. Note that our normal monthly cash payment to our third-party vendor finance organization occurred immediately after the close of the quarter. We typically remit 3 monthly payments each quarter, although we made only two payments this quarter. If the monthly payment ($8.5 million) would have been made by 9-30-06, Cash would have been $188.5 million and Accounts Payable would have decreased to $28.5 million.

•	Our A/R balance increased to $50.8 million compared to $44.1 million at 12-31-05.

•	DSO’s increased to 39.1 days (on 90 day basis), compared to 35.8 days (90 day basis) at 12-31-05, based on the increase in A/R relative to net sales.

•	Net Inventories increased to $26.1 million compared to $19.6 million at 12-31-05, primarily due to the introduction of new products (Inter-Tel 5000 family), as well as higher inventory levels in our international operations, including both Lake and UK operations (initial stocking orders associated with the launch of new Lake products to large international customers).

•	Our Inventory turns were approx. 10.4 times on a trailing 4-quarter basis at 9-30-06 compared to 11.5 times at 12-31-05.

•	CAPEX totaled $2.3 million in Q3 2006 compared to $2.1 million for the same period in 2005.

•	Consolidated Depreciation and Amortization in the third quarter totaled $3.6 million in both 2006 and 2005.
I now turn the call back over to Norman Stout for additional comments.
NORMAN STOUT. Operator, we will now open up the lines for Q&A. As a reminder, as discussed at the outset of this call, the purpose of today’s conference call is to discuss third quarter results only and we ask that participants please confine ALL questions to this topic. We ask that you refrain from asking questions regarding the actions of the former CEO or the upcoming Special Stockholders’ Meeting.
This web cast contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding ongoing costs being incurred for professional fees, investment banking advisory services, legal expenses, director fees and related costs in connection with actions taken by Mr. Mihaylo and affiliated parties and the Company’s response to such actions, the product and channel mixes of our sales in future periods and the effect of such mixes on our operating results, the acceptance of the latest release of the Company’s 5000 series products and the prospects of the benefits of selling larger line sizes with this release, the opportunity to improve gross margins on 5000 systems based on higher manufacturing volumes, the release of the Inter-Tel 7000 system late in the coming weeks as a standards-based communications system designed to serve enterprises with up to 2,500 users, featuring a visionary, next-generation softswitch architecture that is expected to address business needs both today and in the future. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual compliance costs and expenses may be different from those anticipated; the actions, if any, of Mr. Mihaylo and affiliated parties to acquire the Company in accordance with their stated intentions or otherwise; timely and successful hiring and retention of employees, dependence on new product development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; and product defects. For a further list and description of such risks and uncertainties, please see the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2006, Form 10-Q filed on August 9, 2006, Current Reports on Form 8-K and our proxy statement filed on September 1, 2006 and subsequent definitive additional proxy materials filed on forms DEFA14A. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.